Exhibit 4.2

CRECI NOTE INVESTOR AGREEMENT

The following terms constitute a binding agreement (“Agreement”) between you, as an Investor (“Investor,” “you”) and Creci, Inc., a Delaware corporation (“Creci,” “we,” or “us”). This Agreement will govern all purchases of Creci Notes (the “Creci Notes”) that you may, from time to time, make from Creci. Prior to completing your purchase of Creci Notes, by executing this Agreement, you acknowledge you have reviewed the Creci Terms of Use (“Terms of Use”), the Privacy Policy (“Privacy Policy”), and the Frequently Asked Questions (“FAQs”) on the Creci web site at www.crecinotes.com and any subdomain thereof (collectively, the “Creci Site”). By signing electronically below, you agree that you have read these documents and agree to the following terms (together with the Terms of Use), consent to our Privacy Policy, agree to transact business with us and receive communications relating to the Creci Notes electronically, and agree to have any dispute with us resolved by binding arbitration. All terms not otherwise defined herein shall have the same meaning as in the Creci Note.

In consideration of the covenants, agreements, representations, and warranties hereinafter set forth, and for other good and valuable consideration, receipt of which is hereby acknowledged, it is agreed as follows:

1. Purchase of Creci Notes. Subject to the terms and conditions of this Agreement, we will provide you with the opportunity to purchase Creci Notes with minimum denominations of $10 through the Creci Site. At the time you commit to purchase a Creci Note, you must have sufficient funds to complete the purchase, and you will not have access to those funds after you make a purchase commitment. Your commitment to purchase Creci Notes pursuant to the terms and conditions of this Agreement will be made by you through an acceptance of this Agreement on the Creci Site at www.crecinotes.com. Such acceptance is binding upon you.

2. Issuance. Each time you purchase a Creci Note, it will be issued immediately. Upon our receipt of your payment of the purchase price, your Creci Note will begin bearing interest on the average daily balance at the interest rate stated on the Creci Note. We will not issue Creci Notes in physical or paper form. The Creci Notes shall be issued electronically, and recorded and maintained on an internal register.

3. Terms of the Creci Notes. Each Creci Note shall have the terms and conditions described in the Creci Note issued by Creci, a copy of which is attached to this Agreement as Exhibit A and incorporated herein by such reference.

(a) The Creci Notes shall be issued by Creci. Creci Notes are unsecured, general obligations of Creci. You understand that you are NOT investing in, nor taking on direct financial risk of, any particular Creci borrower(s). The payments made by Creci on your Creci Notes will be made to you regardless of whether any particular Creci borrower(s) makes timely or consistent loan payments.

(b) Creci Notes may be purchased by both accredited investors (as that term is defined in the Securities Act of 1933, as amended (the “Securities Act”) and non-accredited investors. Generally, we place no limit on the amount of Creci Notes which may be purchased by an accredited investor. Pursuant to Rule 251(d)(2)(C) of the Securities Act, however, non-accredited investors who are natural persons may only invest the greater of 10% of their annual income or net worth and non-natural, non-accredited persons may invest up to 10% of the greater of their net assets or revenues for the most recently completed fiscal year.

(c) The Creci Notes have not been registered under the Securities Act, or under the securities act of any other jurisdiction, nor is any such registration contemplated. The Creci Notes will be offered and sold under the exemption provided by Section 3(b)(2) of the Securities Act and Regulation A promulgated thereunder pursuant to an offering statement on Form 1-A including the offering circular which forms a part thereof and the supplements and post-qualification amendments thereto (collectively, the “Offering Circular”) filed with the U.S. Securities and Exchange Commission (“SEC”) available at: www.sec.gov and other exemptions of similar import in the laws of the states and other jurisdictions where the offering will be made. You have received and have had the opportunity to review the Offering Circular provided to you.

(d) No entity or person has been authorized to give any information or to make any representation not contained in this agreement or the Offering Circular and, if given or made, such information or representation must not be relied upon as having been authorized by Creci.

4. Investor acknowledgements, representations, warranties, and covenants. Investor hereby acknowledges, represents, and warrants as follows:

(a) Investor has reviewed the risk disclosures and other terms in the Offering Circular, available on the SEC’s Edgar filings database at www.sec.gov. Investor has not relied on any information or representations with respect to Creci or the Creci Notes, other than as expressly set forth in the Offering Circular.

(b) Investor represents and warrant (i) at the time of the purchase of Creci Notes that Investor is an accredited investor (as that term is defined in the Securities Act), or if Investor is not an accredited investor, Investor will not invest more than the greater of 10% of Investor’s annual income or net worth (for natural persons) or revenue or net assets for most recently completed fiscal year end (if a non-natural person), (ii) that Investor satisfies any additional minimum financial suitability standards applicable to the state in which Investor resides, and (iii) that Investor covenants that Investor will abide by the investment limits set forth above or as may be set forth on the Creci Site. Investor agrees to provide any additional documentation reasonably requested by us, as may be required by the securities administrators or regulators of the federal government or of any state, to confirm that Investor meets such minimum financial suitability standards and have satisfied any maximum investment limits.

(c) Investor further represents and warrants, as of the date of this Agreement and as of any date that Investor commits to purchasing Creci Notes that: (i) Investor has the power to enter into and perform his, her, or its obligations under this Agreement; (ii) this Agreement has been duly authorized, executed and delivered by Investor and (iii) in connection with this Agreement, Investor have complied in all material respects with application federal, state and local laws.

(d) Investor acknowledges that an investment in the Creci Notes is speculative and involves a high degree of risk and no assurance or guarantee has or can be given that an investor in the Creci Notes will receive a return of his, her, or its capital or realize a profit on such investor’s investment. Investor should purchase these securities only if the Investor can afford a complete loss of his, her, or its investment.

(e) Investor has determined that he, she, or it can afford to bear the risk of the investment in the Creci Notes, including the loss of the entire investment, without experiencing personal hardship if such a loss occurs.

(f) Investor acknowledges that there is no public market for the Creci Notes, that no market may ever develop for them, and that they have not been approved or disapproved by the SEC or any governmental agency. Creci Notes may be subject to transfer restrictions, and Investor should be prepared to hold the Creci Notes the Investor purchases until the Creci Notes are repurchased by us at the Investor’s demand or upon our redemption of the Creci Notes.

(g) Investor understands that the Creci Notes are unsecured general obligations of Creci only and not of any Creci borrower. The Creci Notes do not represent an ownership interest in any specific Creci loans, their proceeds, or their assets. Investor has no right, and shall not, make any attempt, directly or through any third-party, to collect from borrowers. All agreements and obligations relating to an investor’s Creci Notes are between the Investor and Creci and not with Creci’s third-party borrowers.

(h) Investor is purchasing the Creci Notes solely for his, her, or its own account for investment, not for the account of any other person or entity, and not with a view to, of for, any resale, distribution, or other transfer thereof.

(i) Investor acknowledges and agrees that the purchase and sale of the Creci Notes pursuant to this agreement is an arms-length transaction between Investor and Creci. Creci is not an investment adviser or broker dealer. In connection with the purchase and sale of the Creci Notes, Creci is not acting as the Investor’s agent or fiduciary. Creci assumes no advisory or fiduciary responsibility in the Investor’s favor in connection with the purchase and sale of the Creci Notes. Creci has not provided the Investor with any legal, accounting, regulatory, investment or tax advice with respect to the Creci Notes. Investor has consulted his, her, or its own legal, accounting, regulatory, investment and/or tax advisors to the extent you have deemed appropriate.

(j) Investor will not sell, transfer, donate, assign, mortgage, hypothecate, or otherwise encumber (each a “Transfer”) the Creci Notes unless (i) Creci consents in writing to any such Transfer, and (ii) any buyer, transferee, pledgee, done, or assignee, respectively, shall agree in writing to be bound by the terms hereof prior to any such Transfer. Creci reserves the right to charge investors up to a 1% servicing fee on the transfer of Creci Notes.

(k) Investor acknowledges that Creci will issue the Creci Notes only in electronic form. Investors will be required to hold their Creci Notes through Creci’s electronic bond register.

(l) Investor acknowledges that the Creci Notes will not restrict Creci’s ability to incur additional indebtedness, including indebtedness secured by our assets.

(m) Investor also acknowledges that no more than once each fiscal quarter an investor may withdraw up to $500 or 10% of the investor’s principal and accrued interest each quarter, whichever is greater, generally upon 30 days’ notice and subject to available funds from loans made and other cash available to the Company. Management retains discretion to allow investors to withdraw additional amounts, subject to the availability of additional funds. The Company also retains the discretion to limit withdrawal requests prior to maturity and reserves the right to wait until the maturity date to pay all accrued interest.

(n) Investor represent that the amounts invested by he, she, or it in the Creci Notes were not and are not directly or indirectly derived from activities that contravene federal, state or international laws and regulations, including anti-money laundering laws and regulations. Federal regulations and Executive Orders administered by OFAC prohibit, among other things, the engagement in transactions with, and the provision of services to, certain foreign countries, territories, entities and individuals. The lists of OFAC prohibited countries, territories, persons and entities can be found on the OFAC website at www.treas.gov/ofac. In addition, the programs administered by OFAC (the “OFAC Programs”) prohibit dealing with individuals1 or entities in certain countries regardless of whether such individuals or entities appear on the OFAC lists.

5. Creci representations and warranties. Creci represents and warrants to you, as of the date of this Agreement and as of any date that you commit to purchase Creci Notes, that:

(a) Creci is duly organized and validly existing as a corporation in good standing under the laws of the State of Delaware and has the requisite corporate power to enter into and perform its obligations under this Agreement.

(b) This Agreement and the Creci Notes have been duly authorized and, following payment of the purchase price by you and electronic execution, authentication, and delivery to you, will constitute valid and binding obligations of Creci enforceable in accordance with their terms, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, or other laws.

(c) Creci has complied in all material respects with applicable federal, state, and local laws in connection with the offer and sale of the Creci Notes.

(d) All consents, approvals, orders or authorizations of, or registrations, qualifications, designations, declarations, or filings with, any governmental authority or any other person, required on the part of the Creci in connection with the valid execution and delivery of this Agreement, sale and issuance of the Creci Notes, and the consummation of any other transaction contemplated hereby, shall have been obtained.

6. Notice of dispute resolution by binding arbitration and class action/class arbitration waiver.

(a) The following provision (the “arbitration provision”) constitutes a binding agreement that limits certain rights, including your right to obtain relief or damages through court action or as a member of a class. That means that, in the event that you have a complaint against Creci that Creci is unable to resolve to your satisfaction, you and Creci agree to resolve your dispute through binding arbitration or small claims court, instead of through courts of general jurisdiction or through a class action. By entering into this agreement, you and Creci are each waiving the right to a trial by jury and to participate in any class action, except in cases that involve personal injury. The arbitration provision and the waiver of the right to a jury trial and class action is not intended to be deemed a waiver by you of our compliance with the Exchange Act and Securities Act and the rules and regulations promulgated thereunder. The arbitration, class action waiver and jury waiver provisions do not apply to claims brought under the Exchange Act and Securities Act.

[1]	These individuals include specially designated nationals, specially designated narcotics traffickers and other parties subject to OFAC sanctions and embargo programs.

(b) “Claim” shall mean any dispute or controversy arising out of or relating to this Agreement, your use of the Creci Site, and/or the transactions, activities, or relationships that involve, lead to, or result from any of the foregoing, (except for cases pending in Small Claims Court as provided in Section 6(h) below, or claims for personal injury). Claims include, but not limited to breach of contract, fraud, misrepresentation, express or implied warranty, and equitable, injunctive, or declaratory relief, as well as claims relating to loan servicing, credit/collections, and securities matters, regardless of the originating source (common law, statute, constitution, regulation, etc.). Claims include matters arising as initial claims, counter-claims, cross-claims, third-party claims, or otherwise and include those brought by or against your assigns, heirs, or beneficiaries.

(c) Either party to this Agreement has the right to require binding arbitration as the sole and exclusive forum and remedy for resolution of a claim between you and Creci. The party initiating arbitration shall do so with the American Arbitration Association (the “AAA”). The procedure shall be governed by the AAA Commercial Rules, and the parties stipulate that the laws of the State of Delaware apply, without regard to conflict-of-law principles. In the case of a conflict between the rules and policies of the administrator and this Arbitration Provision, this Arbitration Provision shall control, subject to controlling law, unless all parties to the arbitration consent to have the rules and policies of the administrator apply. Arbitration shall take place in New Castle County, Delaware, within the United States District Court sitting in Wilmington, Delaware, or in such location as agreed upon by the parties.

(d) Absent agreement among the parties, the presiding arbitrator shall determine how to allocate the fees and costs of arbitration among the parties according to the administrator’s rules or in accordance with controlling law if contrary to those rules. Each party shall bear the expense of that party’s attorneys, experts, and witnesses, regardless of which party prevails in the arbitration, unless controlling law provides a right for the prevailing party to recover fees and costs from the other party. Notwithstanding the foregoing, if the arbitrator determines that your claim is frivolous or brought for an improper purpose (as measured by the standards set forth in Federal Rule of Civil Procedure 11(b)), we shall not be required to pay any fees or costs of the arbitration proceeding, and any previously paid fees or costs shall be reimbursed by you.

(e) If the amount in controversy exceeds $50,000, any party may appeal the arbitrator’s award to a three-arbitrator panel within thirty (30) days of the final award. Additionally, in the event of such an appeal, any opposing party may cross-appeal within thirty (30) days after notice of the appeal. The three-arbitrator panel may consider all of the evidence and issue a new award, and the panel does not have to adopt or give any weight to the first arbitrator’s findings of fact or conclusion. This is called “de novo” review. Costs and conduct of any appeal shall be governed by this Arbitration Provision and the administrator’s rules, in the same way as the initial arbitration proceeding. Any award by the individual arbitrator that is not subject to appeal, and any panel award on appeal, shall be final and binding, except for any appeal right under the Federal Arbitration Act (the “FAA”), and may be entered as a judgment in any court of competent jurisdiction.

(f) The parties agree that this Arbitration Provision is made pursuant to a transaction between you and Creci that involves and affects interstate commerce and therefore shall be governed by and enforceable under the FAA. The arbitrator will apply substantive law consistent with the FAA and applicable statutes of limitations. The arbitrator may award damages or other types of relief permitted by the law of the State of Delaware, subject to the limitations set forth in this Agreement. The arbitrator will not be bound by judicial rules of procedure and evidence that would apply in a court. The parties also agree that the proceedings shall be confidential to protect intellectual property rights.

(g) If you do not agree to the terms of this arbitration agreement, you may opt out of this arbitration provision by sending an arbitration opt-out notice to Creci, Inc., 1201 North Market Street, Suite 111, Wilmington, Delaware 19801, that is received at this address within thirty (30) days of your first electronic acceptance of this form. Your opt-out notice must clearly state that you are rejecting arbitration; identify the agreement to which it applies by date; provide your name and address; and be signed by you. You may convey the opt-out notice by U.S. mail or any private mail carrier (e.g., Federal Express, United Parcel Service, DHL Express, etc.), so long as it is received at the above mailing address within thirty (30) days of your first electronic acceptance of the terms of this agreement. If the notice is sent by a third party, such third party must include evidence of his or her legal authority to submit the opt-out notice on your behalf. If your opt-out notice is not received within thirty (30) days, you will be deemed to have accepted all terms of this arbitration agreement.

(h) Creci agrees not to invoke our right to arbitrate an individual Claim you may bring in Small Claims Court or an equivalent court, if any, so long as the Claim is pending only in that court. No arbitration shall proceed on a class, representative, or collective basis (including as private attorney general on behalf of others), even if the claim or claims that are the subject of the arbitration had previously been asserted (or could have been asserted) in a court as class representative, or collective actions in a court. Unless consented to in writing by all parties to the arbitration, no party to the arbitration may join, consolidate, or otherwise bring claims for or on behalf of two or more individuals or unrelated corporate entities in the same arbitration.

(i) This Arbitration Provision shall survive (i) suspension, termination, revocation, closure, or amendments to this Agreement and the relationship of the parties; (ii) the bankruptcy or insolvency of any party or other person; and (iii) any transfer of any Creci Note which you own, or any amounts owed on such Creci Notes, to any other person or entity. If any portion of this Arbitration Provision other than the prohibitions on class arbitration in Sections 6(a) and 6(h) is deemed invalid or unenforceable under any law or statute consistent with the FAA, it shall not invalidate the other provisions of this Arbitration Provision or this Agreement; if the prohibition on class arbitration is deemed invalid, however, then this entire Arbitration Provision shall be null and void.

(j) The parties acknowledge that they have a right to litigate claims through a court before a judge, but will not have that right if any party elects arbitration pursuant to this arbitration provision. The parties hereby knowingly and voluntarily waive their rights to litigate such claims in a court upon election of arbitration by any party. The parties hereto waive a trial by jury in any litigation relating to this agreement, or any other agreements related thereto.

7. Governing Law; Venue. This Agreement is to be construed in accordance with the internal laws of the State of Delaware, without giving effect to principles of conflict of laws. In the event that the dispute resolution procedures in Section 6 are found not to apply to a given claim, any judicial proceeding will be brought in the state courts of New Castle County, Delaware. Both parties hereto consent to venue and personal jurisdiction in such location.

8. Entire Agreement. This Agreement and the Creci Note constitute the entire agreement between the parties regarding the subject matter contained herein and supersedes all prior or contemporaneous agreements, representations, and understanding of the parties.

IN WITNESS WHEREOF, the Investor has executed this Note Investor Agreement on ___________________.

HOLDER (if an individual):

Name of Holder:

Signature:

E-mail:

Address:

HOLDER (if an entity):

Name of Holder:

Signature:

Name:
Title:

E-mail:

Address: